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                                                  April 23, 2002




William Blair & Company, L.L.C.
222 West Adams Street
Chicago, IL  60606
         Re:      Management Agreement with William Blair Funds dated
                  December 15, 1999 (the "Management Agreement")
                  ----------------------------------------------
Ladies and Gentlemen:
         Pursuant to Section 2 of the Management Agreement, we are hereby providing notification of a new series of the William Blair Funds to be called "William Blair Institutional International Growth Fund" (the "New Portfolio"). Attached hereto are amended Appendix A and B to the Management Agreement to reflect, among other things, the appropriate management fees and initial term end for the New Portfolio.

         By acknowledging below, you agree to render the investment advisory and management services to the New Portfolio under the terms of the Management Agreement and the amended Appendix A and B attached hereto.

                               WILLIAM BLAIR FUNDS
                               By:      /s/ Marco Hanig
                                        ---------------
                               Name:   Mr. Marco Hanig
                               Its:      President

Accepted this 30 day of April, 2002.
WILLIAM BLAIR & COMPANY, L.L.C.
By: /s/ Timothy Burke
    -----------------
Name:  Timothy Burke
Its:   Principal

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APPENDIX A

                                 MANAGEMENT FEES

William Blair Growth Fund:

..75% of average daily net assets
William Blair Tax-Managed Growth Fund:

..80% of average daily net assets
William Blair Large Cap Growth Fund:

..80% of average daily net assets
William Blair Small Cap Growth Fund:

1.10% of average daily net assets
William Blair International Growth Fund:

1.10% of the first $250 million of average daily net assets; plus
1.00% of average daily net assets over $250 million
William Blair Value Discovery Fund:

1.15% of average daily net assets
William Blair Income Fund:

..25% of the first $250 million of average daily net assets; plus
..20% of average daily net assets over $250 million; plus
5.00% of the gross income earned by the Portfolio
William Blair Ready Reserves Fund:

..275% of the first $250 million of average daily net assets; plus ..250% of the next $250 million of average daily net assets; plus
..225% of the next $2,000 million of average daily net assets; plus ..200% of the average daily net assets over $2,500 million
William Blair Institutional International Growth Fund

1.00% of the first $500 million of average daily net assets; plus
0.95% of the next $500 million of average daily net assets; plus
0.90 of the average daily net assets over $1 billion

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                                   APPENDIX B
                           DATE OF END OF INITIAL TERM

         For the William Blair Growth Fund, the William Blair International Growth Fund, the William Blair Value Discovery Fund, the William Blair Income Fund and the William Blair Ready Reserves Fund:
         April 30, 2000
         For the William Blair Tax-Managed Growth Fund, the William Blair Large Cap Growth Fund and the William Blair Small Cap Growth Fund:
         April 30, 2001
         For the William Blair Institutional International Growth Fund:
         April 30, 2004